Exhibit 10.1
Private & Confidential
This amendment is dated June 12, 2017.
To:    Stuart C. Haselden
Re:    Second Amendment to Executive Employment Agreement
Dear Stuart:
As you know, you and lululemon athletica inc. (“lululemon”) are parties to an executive employment agreement dated January 2, 2015, and a restrictive covenant agreement attached as Schedule A to the employment agreement, both of which were amended by an amendment agreement dated October 21, 2015. In consideration of the terms and conditions set out in this amendment, and for other good and valuable consideration, including but not limited to the payment of fifty dollars ($50.00) from lululemon to you, you and lululemon agree to the following further amendments to the employment agreement:

1.	Section 1.01 of the employment agreement is amended by adding the following new definition: ““Second Amendment Date” means May 12, 2017.”

2.
Section 2.01(1) of the employment agreement is amended by adding the following sentence at the end of the section: “The Executive’s position will be Chief Operating Officer starting on the Second Amendment Date.”

3.
Section 2.01(3) of the employment agreement is amended by adding the following sentence at the end of the section: “The Executive shall perform duties and responsibilities as are normally provided by a Chief Operating Officer of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned from time to time, subject always to the control and direction of the Chief Executive Officer, starting on the Second Amendment Date.”

4.
Section 3.01 of the employment agreement is amended by adding the following sentences at the end of the section: “The Company shall increase the Base Salary to USD $725,000 per annum effective as of the Second Amendment Date. The Company shall periodically review Executive’s performance and adjustments to Executive’s salary or other compensation, if any, are to be made by the Company in its sole and absolute discretion.”

5.
Section 3.02 of the employment agreement is amended and restated in its entirety to read as follows: “From and after the Second Amendment Date, the Executive will be eligible to receive an annual performance cash award based on the extent to which, in the full discretion of the Board or Compensation Committee, the Executive achieves or exceeds specific individual and Company performance objectives established by the Board or Compensation Committee and communicated to the Executive in advance. The Executive’s target performance cash award for each year will be 90% of Base Salary.”

Except as expressly amended by this amendment, all other items and provision in your employment agreement and the restrictive covenant agreement are unchanged and remain in full force and effect. The terms of this amendment are to control over any conflicts between the terms of your employment agreement or restrictive covenant agreement and the terms of this amendment.
This amendment constitutes the entire agreement between the parties with respect to the subject matter of this amendment and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in this amendment. This will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
Yours truly,
lululemon athletica inc.

By:	/s/ LAURENT POTDEVIN
Laurent Potdevin Chief Executive Officer

AGREED AND ACCEPTED:

/s/ STUART C. HASELDEN
Stuart C. Haselden